Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2017, with respect to the statement of assets and liabilities, including the schedule of investments, of ETFS Palladium Trust as of December 31, 2016 and 2015, and the related statements of operations,  changes in net assets and the financial highlights for each of the years in the two-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

(signed) KPMG LLP

New York, New York
April 25, 2017